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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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JOHNSON OUTDOORS INC.
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Filed by Johnson Outdoors Inc.

        On March 16, 2005, a letter from Helen P. Johnson-Leipold, Chairman and Chief Executive Officer of Johnson Outdoors Inc. appeared in the Racine Journal Times. The letter was titled “Why We Want to Buy Back Johnson Outdoors.” A copy of the letter follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

Why we want to buy back Johnson Outdoors
By Helen Johnson-Leipold

The Johnson family companies have deep roots in Racine County. For more than a hundred years, we have relied on the talent, dedication and hard work of local residents to help build our businesses into the strong, healthy enterprises they are today. In return, we have always recognized the importance of giving back to the community that has fueled our growth and will continue to be the cornerstone of our future success. Our commitment to Racine today is evident not only in our employment practices and philanthropic activities, but also through our personal involvement in areas such as public education, local government and the economic revitalization of downtown Racine.

My father, Sam Johnson, founded Johnson Outdoors in 1970 due in large part to his love of the outdoors and his commitment to the environment. These are the values upon which our company is established, and they are the values that have sustained us and contributed to our success. By 1987, the company had reached a point in its growth where he felt it made sense to consider taking the company public so that investors could share in his vision and participate in our continued growth. Since becoming a public company 18 years ago, Johnson Outdoors has grown substantially and achieved many important strategic milestones.

Today, however, Johnson Outdoors is at a crossroads. Due to changes in the regulatory environment as well as the operating environments of our business groups, our entire management team and Board of Directors agree that a change in our company’s ownership structure will give us the flexibility and focus we need to improve both our earnings and long-term growth prospects. This, in turn, will help us to remain a vital contributor to the local economy and community. My father shared this view, which is why we formed JO Acquisition Corp. before his death to explore the possibility of taking the company private.

As a public company, Johnson Outdoors is devoting significant time and resources to comply with the requirements of the Securities and Exchange Commission. For example, we estimate that, as a private company, we could save at least $700,000 in regulatory and administrative costs related exclusively to being a public company in the first fiscal year following the going-private transaction. The fact that we are small and have a stock with a limited public float that is thinly traded is also a factor that has historically weighed on our stock price.

What’s more, we have an investment philosophy that sets us apart from many of our publicly-held peers and is at odds with the short-term orientation of many Wall Street investors. Over the years we have continually invested in our businesses and communities to ensure they are vital and thriving 100 years from now. As my father always said, our investment horizon spans the next generation. Unfortunately, not only does Wall Street not share our commitment to the long term well-being of the communities we do business in, but many investors are primarily concerned with immediate improvements on the past quarter’s performance. I firmly believe that such a short sighted, limited perspective can imperil our long term growth and success. For all of these reasons, it is clear that both Johnson Outdoors and the people who live and work in our area stand to benefit if we are successful in our efforts to take the company private.

Although some area residents may not know this, next Tuesday, March 22, Johnson Outdoors’ shareholders will have the opportunity to decide whether our company — the only one of the four Johnson companies that is not privately-held — remains a public company or, through the proposed merger with JO Acquisition Corp., we return to our heritage as a privately-held enterprise.

Institutional Investor Services and Glass Lewis & Co., the nation’s leading independent proxy advisory firms, agree that the proposed offer of $20.10 per share represents a fair price for our public shareholders’ investment in Johnson Outdoors. Their recommendations reflect the opinion of the independent directors of our Board and their outside financial advisor, as well as the full Johnson Outdoors Board.

With the special meeting only days away, it is my hope that all of our shareholders (and that includes many of our current and retired employees) who have not yet done so will vote to approve this important transaction so that we can embark on an exciting new chapter at Johnson Outdoors.

Helen Johnson-Leipold is chairman and chief executive officer of Johnson Outdoors Inc.

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